Exhibit 99.1

Armstrong World Industries Reports Second Quarter 2008 Results

•	Second quarter earnings grew slightly, despite weak markets

•	Management narrows guidance toward lower end of prior range

LANCASTER, Pa., July 30, 2008 – Armstrong World Industries, Inc. (NYSE: AWI) today reported second quarter 2008 net sales of $926.8 million, up one percent, from $920.6 million in the same period for 2007. Excluding a $34 million, or four percent, benefit from foreign exchange rates, sales decreased three percent. Reported operating income from continuing operations increased to $96.7 million from $94.2 million in the second quarter of 2007. Adjusted operating income from continuing operations of $99.0 million increased slightly compared to $98.2 million on the same basis.

Reported earnings from continuing operations were $52.4 million, or $0.91 per diluted share, compared to $52.7 million, or $0.93 per diluted share in the second quarter of 2007. Adjusted earnings from continuing operations of $53.6 million, or $0.93 per diluted share, compared to $55.2 million, or $0.98 per diluted share, on the same basis on 2007.

The Company uses adjusted income from operations in managing the business, and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $2.3 million in the second quarter of 2008 and by $4.0 million in the second quarter of 2007.

Second quarter operating income was roughly flat year-over-year due to several offsetting factors. Mid single digit volume declines related to substantial declines in the U.S. residential housing markets and a moderate slowdown in U.S. commercial construction markets were offset by reduced manufacturing and SG&A expenses and by a strong performance from the WAVE joint venture.

2nd Quarter Segment Highlights

Resilient Flooring net sales were $343.9 million in the second quarter of 2008 compared to $322.9 million in the same period of 2007. Excluding the favorable impact of foreign exchange rates, net sales grew about two percent. Global improvements in price and product mix and international volume growth offset high-single digit domestic volume declines. Reported operating income was $14.6 million compared to income of $20.9 million in the second quarter of 2007. Adjusted operating income of $15.4 million decreased from $20.6 million calculated on the same basis in the prior year. Global raw material inflation and lower volume in the Americas were only partially offset by price realization and lower manufacturing costs.

Wood Flooring net sales of $168.8 million in the second quarter of 2008 declined 20 percent from $211.7 million in the prior year quarter as volume declined with weak residential housing activity. Reported operating income in the second quarter was $12.4 million compared to $21.7 million reported in the second quarter of 2007. Adjusted operating income of $12.7 million decreased from $21.7 million on the same basis in the prior year period because lower sales volume more than offset reduced manufacturing and SG&A expenses.

Building Products net sales of $365.2 million in the second quarter of 2008 increased from $322.1 million in the prior year quarter. Excluding the effects of favorable foreign exchange rates of $17 million, sales increased by eight percent. Global price realization, international volume growth and improved North American product mix offset volume North American declines. Reported operating income increased to $70.9 million from $58.8 million in the second quarter of 2007. Adjusted operating income of $71.9 million grew from $58.0 million on the same basis in the prior year. Sales growth and higher income from WAVE more than offset inflation in input costs.

Cabinets net sales in the second quarter of 2008 of $48.9 million decreased 24 percent from $63.9 million in 2007 primarily due to lower volume resulting from the declines in the U.S. housing market. Reported operating income for the second quarter of $0.9 million was below income of $4.4 million in the prior year primarily due to lower sales. There were no adjustments to operating income in either period.

Unallocated corporate expense of $2.1 million in the second quarter of 2008 was below $11.6 million in the second quarter of 2007. Adjusted expense of $1.9 million decreased from $6.4 million on the same basis in the prior year primarily due to lower incentive compensation expenses.

Free cash flow of $78 million in the second quarter of 2008 compared to $154 million in 2007. The second quarter of 2007 benefited from extraordinary dividends from WAVE, a federal tax refund that was not repeated in 2008 and a reduction of working capital.

Year-to-Date Results

For the six months ended June 30, 2008, net sales were $1,755.0 million compared to $1,784.0 million in 2007. Excluding a $62 million favorable impact from exchange rates, net sales decreased by five percent. Volume declines offset improvement in both price and product mix.

Reported operating income for the first six months was $135.2 million compared to operating income of $159.7 million for the same period in 2007. Adjusted operating income of $145.2 million decreased 12 percent compared to adjusted operating income of $164.3 million in the prior year period. Operating income declined due to lower volumes and input cost inflation that were only partially offset by price realization and increased manufacturing productivity.

Reported earnings from continuing operations were $67.5 million, or $1.18 per diluted share, compared to $83.4 million, or $1.48 per diluted share in the first half of 2007. Adjusted earnings from continuing operations of $73.6 million, or $1.29 per diluted share, compared to $86.3 million, or $1.52 per diluted share, on the same basis on 2007.

Free cash flow for the first six months was a use of $15 million compared to a positive cash flow of $149 million for 2007. 2008 included lower earnings and an increased investment in working capital. In addition, 2007 benefited from increased dividends from WAVE and a federal tax refund that was not repeated in 2008.

Outlook

Global macroeconomic forecasts indicate a challenging outlook for most key markets in 2008. The outlook for Building Products’ North American and European commercial markets remains a low single digit decline and low single digit growth, respectively. The outlook for the Flooring segment varies. North American commercial floor markets are still expected to be flat, while the outlook for North American residential floor markets has worsened, with volume reductions of approximately 20 percent due to an anticipated 30 percent to 35 percent decline in total U.S. housing starts and 10 percent to 15 percent less renovation activity. Despite significantly increased inflation, on a consolidated basis, Armstrong still anticipates that improved pricing and increased manufacturing productivity will essentially offset cost inflation.

Management narrowed the outlook for 2008 toward the lower end of the previous range. Sales are expected to be between $3,500 million and $3,600 million. Adjusted operating income is forecast to be in the range of $260 million and $290 million, compared to $306 million in 2007. 2008 adjusted EPS is expected to be $2.30-$2.60 per diluted share, compared to $2.79 per diluted share in 2007. The 2008 tax rate is anticipated to be 44 percent to 45 percent. Free cash flow for the year is anticipated to be $175 million to $200 million, unchanged from previous guidance. Net debt at the end the year is expected to be between $60 million and $85 million.

Adjusted figures are reconciled to GAAP in tables at the end of this release.

Earnings Conference Call

Management will conduct a discussion for shareholders during a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “Investor Relations” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site through August 14, 2008.

# # #

Contacts

Armstrong World Industries, Inc.:

Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com

News media: Meg Graham, (866) 321-6677, magraham@armstrong.com

Forward Looking Statement

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC tomorrow. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2007, Armstrong’s consolidated net sales totaled approximately $3.5 billion. Based in Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 12,700 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Net sales	$926.8	$920.6	$1,755.0	$1,784.0
Cost of goods sold	701.6	687.2	1,343.9	1,349.0
Selling, general and administrative expenses	147.0	151.1	306.8	297.7
Restructuring charges, net	—	—	0.8	0.1
Equity (earnings) from joint ventures	(18.5)	(11.9)	(31.7)	(22.5)

Operating income	96.7	94.2	135.2	159.7

Interest expense	7.8	14.3	16.2	30.8
Other non-operating expense	0.1	0.3	0.4	0.8
Other non-operating (income)	(2.1)	(5.0)	(6.4)	(8.0)
Chapter 11 reorganization costs, net	—	0.1	—	0.1

Earnings from continuing operations before income taxes	90.9	84.5	125.0	136.0
Income tax expense	38.5	31.8	57.5	52.6

Earnings from continuing operations	52.4	52.7	67.5	83.4
(Loss) earnings from discontinued operations, net of tax of $0.0, $0.0, $0.4 and $0.3	—	(1.1)	0.1	(5.8)

Net earnings	$52.4	$51.6	$67.6	$77.6

Earnings per share of common stock, continuing operations:
Basic	$0.93	$0.94	$1.20	$1.49
Diluted	$0.91	$0.93	$1.18	$1.48

(Loss) per share of common stock, discontinued operations:
Basic	$—	$(0.02)	$—	$(0.10)
Diluted	$—	$(0.02)	$—	$(0.10)

Net earnings per share of common stock:
Basic	$0.93	$0.92	$1.20	$1.39
Diluted	$0.91	$0.91	$1.18	$1.38

Average number of common shares outstanding:
Basic	56.4	55.9	56.3	55.8
Diluted	57.3	56.5	57.2	56.4

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Net sales:
Resilient Flooring	$343.9	$322.9	$636.6	$613.5
Wood Flooring	168.8	211.7	329.1	410.9
Building Products	365.2	322.1	696.3	636.0
Cabinets	48.9	63.9	93.0	123.6

Total Net Sales	$926.8	$920.6	$1,755.0	$1,784.0

Operating income (loss):
Resilient Flooring	$14.6	$20.9	$7.4	$31.7
Wood Flooring	12.4	21.7	14.9	30.1
Building Products	70.9	58.8	125.9	112.5
Cabinets	0.9	4.4	(2.8)	5.3
Unallocated Corporate	(2.1)	(11.6)	(10.2)	(19.9)

Total Operating Income	$96.7	$94.2	$135.2	$159.7

Selected Balance Sheet Information

(amounts in millions)

	(unaudited) June 30, 2008	December 31, 2007
Assets:
Current assets	$1,334.3	$1,490.5
Property, plant and equipment, net	994.0	1,012.8
Other noncurrent assets	2,132.1	2,136.1

Total assets	$4,460.4	$4,639.4

Liabilities and shareholders’ equity:
Current liabilities	$464.1	$486.8
Noncurrent liabilities	1,714.5	1,715.4
Shareholders’ equity	2,281.8	2,437.2

Total liabilities and shareholders’ equity	$4,460.4	$4,639.4

Selected Cash Flow Information (amounts in millions) (unaudited)
	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Net earnings	$67.6	$77.6
Other adjustments to reconcile net earnings to net cash provided by operating activities	101.6	185.1
Changes in operating assets and liabilities, net	(154.9)	(99.1)

Net cash provided by operating activities	14.3	163.6
Net cash (used for) provided by investing activities	(33.2)	16.2
Net cash (used for) financing activities	(258.7)	(104.2)
Effect of exchange rate changes on cash and cash equivalents	3.5	7.1

Net (decrease) increase in cash and cash equivalents	(274.1)	82.7
Cash and cash equivalents, beginning of year	514.3	263.8

Cash and cash equivalents, end of period	$240.2	$346.5

Reconciliation to GAAP (unaudited)

CONSOLIDATED (amounts in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$99.0	$98.2	$145.2	$164.3

Fresh-Start:
Change in depreciation and amortization	2.3	—	4.7	—
Impact on hedging-related activity	—	(1.2)	—	(3.4)

Other Significant Items:
Cost reduction initiatives expenses	—	—	5.4	0.1
Chapter 11 related post-emergence expenses	—	3.3	(1.3)	5.7
Review of strategic alternatives	—	1.9	1.2	2.2

Operating Income, Reported	$96.7	$94.2	$135.2	$159.7

RESILIENT FLOORING (amounts in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$15.4	$20.6	$9.1	$30.9

Fresh-Start:
Change in depreciation and amortization	0.8	—	1.7	—
Impact on hedging-related activity	—	(0.3)	—	(0.8)

Operating Income, Reported	$14.6	$20.9	$7.4	$31.7

WOOD FLOORING (amounts in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$12.7	$21.7	$15.4	$30.1

Fresh-Start:
Change in depreciation and amortization	0.3	—	0.5	—

Operating Income, Reported	$12.4	$21.7	$14.9	$30.1

BUILDING PRODUCTS (amounts in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$71.9	$58.0	$128.0	$110.1

Fresh-Start:
Change in depreciation and amortization	1.0	—	2.1	—
Impact on hedging-related activity	—	(0.9)	—	(2.6)

Other Significant Items:
Cost reduction initiatives expenses	—	0.1	—	0.2

Operating Income, Reported	$70.9	$58.8	$125.9	$112.5

UNALLOCATED CORPORATE EXPENSE (amounts in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating (Loss), Adjusted	$(1.9)	$(6.4)	$(4.5)	$(12.0)

Fresh-Start:
Change in depreciation and amortization	0.2	—	0.4	—

Other Significant Items:
Cost reduction initiatives expenses	—		5.4
Chapter 11 related post-emergence expenses	—	3.3	(1.3)	5.7
Review of strategic alternatives	—	1.9	1.2	2.2

Operating (Loss), Reported	$(2.1)	$(11.6)	$(10.2)	$(19.9)

Reconciliation to GAAP (unaudited)

Earnings from Continuing Operations

CONSOLIDATED (amounts in millions)	Three Months Ended June 30,
	2008		2007
	Total	Per Share	Total	Per Share
Earnings, Adjusted	$53.6	$0.93	$55.2	$0.98

Fresh-Start (net of tax):
Change in depreciation and amortization	1.3	0.02	—	—
Impact on hedging-related activity	—	—	(0.8)	(0.01)

Other Significant Items (net of tax):
Chapter 11 related post-emergence expenses	—	—	2.1	0.04
Review of strategic alternatives	—	—	1.2	0.02

Tax rate - reported to adjusted	(0.1)	—	—	—

Earnings, Reported	$52.4	$0.91	$52.7	$0.93

Reconciliation to GAAP (unaudited)

Earnings from Continuing Operations

CONSOLIDATED (amounts in millions)	Six Months Ended June 30,
	2008		2007
	Total	Per Share	Total	Per Share
Earnings, Adjusted	$73.6	$1.29	$86.3	$1.52

Fresh-Start (net of tax):
Change in depreciation and amortization	2.6	0.05	—	—
Impact on hedging-related activity	—	—	(2.1)	(0.04)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	2.9	0.05	0.1	—
Chapter 11 related post-emergence expenses	(0.7)	(0.01)	3.5	0.06
Review of strategic alternatives	0.7	0.01	1.4	0.02

Tax rate - reported to adjusted	0.6	0.01	—	—

Earnings, Reported	$67.5	$1.18	$83.4	$1.48

Reconciliation to GAAP (unaudited)

2008 Estimate vs 2007 Actual

CONSOLIDATED (amounts in millions)	Twelve Months Ended December 31,
	2008 Est Low	2008 Est High	2007 Act
Operating Income, Adjusted	$260.0	$290.0	$305.7

Fresh-Start:
Change in depreciation and amortization	9.3	9.3	2.7
Impact on hedging-related activity	—	—	(5.8)

Other Significant Items:
Cost reduction initiatives expenses	5.4	5.4	0.2
Environmental accrual	—	—	1.1
Gain on insurance settlement	—	—	(5.0)
Chapter 11 related post-emergence expenses	(1.3)	(1.3)	7.1
Review of strategic alternatives	1.2	1.2	8.7

Operating Income, Reported	$245.4	$275.4	$296.7

Reconciliation to GAAP (unaudited)

Earnings from Continuing Operations

2008 Estimate vs 2007 Actual

CONSOLIDATED (amounts in millions)	Twelve Months Ended December 31,
	2008 Estimate Low		2008 Estimate High		2007
	Total	Per Share	Total	Per Share	Total	Per Share
Earnings, Adjusted	$131.8	$2.30	$148.9	$2.60	$158.1	$2.79

Fresh-Start (net of tax):
Change in depreciation and amortization	5.1	0.09	5.2	0.09	1.6	0.03
Impact on hedging-related activity	—	—	—	—	(3.4)	(0.05)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	3.0	0.05	3.0	0.05	0.1	—
Environmental accrual	—	—	—	—	0.6	0.01
Gain on insurance settlement	—	—	—	—	(2.9)	(0.05)
Chapter 11 related post-emergence expenses	(0.7)	(0.01)	(0.7)	(0.01)	4.2	0.07
Review of strategic alternatives	0.7	0.01	0.7	0.01	5.1	0.09

Earnings, Reported	$123.7	$2.16	$140.7	$2.46	$152.8	$2.69

Reconciliation of Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET CASH FROM OPERATIONS	$96	$157	$14	$164

Plus/(minus): Net Cash from Investing	(19)	36	(33)	16
Add back/(subtract):
Emergence related payments	—	14	3	22
Divestiture	—	(53)	—	(53)
Acquisitions	1	—	1	—

Free Cash Flow	$78	$154	$(15)	$149

Note: May not add due to rounding